Exhibit 99.1
News Release
Contact:

Juan José Orellana	Kathleen O’Guin
Investor Relations	Public Relations
(562) 435-3666	(562) 951-8305
MOLINA HEALTHCARE INTRODUCES
MOLINA MEDICAID SOLUTIONS

Company Closes Acquisition of Unisys
Medicaid Health Information Management Business
LONG BEACH, California (May 3, 2010) — Molina Healthcare, Inc. (NYSE:MOH) today announced that, effective May 1, 2010, it closed on its acquisition of the Health Information Management (HIM) business of Unisys Corporation (NYSE:UIS). HIM will operate as a subsidiary of Molina Healthcare under the name, Molina Medicaid Solutions.
“We believe that Molina Medicaid Solutions will lay the foundation for an exciting new opportunity for our company,” said, J. Mario Molina, MD, Molina Healthcare’s president and chief executive officer. “Molina’s expertise in both Medicaid and in managed care gives us unique knowledge that will enable us to deliver Medicaid health information solutions for states and to optimize efficiency in ways that will reduce costs.”
Molina Medicaid Solutions provides design, development, implementation, and business process outsourcing solutions to state governments for their Medicaid Management Information Systems (MMIS). MMIS is a core tool used to support the administration of state Medicaid and other health care entitlement programs. Molina Medicaid Solutions currently holds MMIS contracts with the states of Idaho, Louisiana, Maine, New Jersey, and West Virginia, as well as a contract to provide drug rebate administration services for the Florida Medicaid program.
The consideration for the acquisition was $135 million, subject to working capital adjustments. The acquisition was funded with available cash and funds drawn under the Company’s credit facility.
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MOH Introduces Molina Medicaid Solutions

May 3, 2010
Conference Call
Molina Healthcare’s management will host a conference call and webcast to discuss the Company’s earnings for the first quarter ended March 31, 2010, and the HIM acquisition, at 5:00 p.m. Eastern time on Wednesday, May 5, 2010. The number to call for the interactive teleconference is (212) 231-2938. A telephonic replay of the conference call will be available from 7:00 p.m. Eastern time on Wednesday, May 5, 2010, through 6:00 p.m. on Thursday, May 6, 2010, by dialing (800) 633-8284 and entering confirmation number 21462927.
A live broadcast of Molina Healthcare’s conference call will be available on the Company’s website, www.molinahealthcare.com, or at www.earnings.com. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.
About Molina Healthcare
Molina Healthcare, Inc. and its health plan subsidiaries provide managed care services to persons eligible for Medicaid, Medicare, and other government-sponsored programs for low-income families and individuals. Molina Healthcare’s licensed health plan subsidiaries in California, Florida, Michigan, Missouri, New Mexico, Ohio, Texas, Utah, and Washington currently serve approximately 1.45 million members. With the addition of Molina Medicaid Solutions, Molina Healthcare will also offer health information management and business process outsourcing solutions for state Medicaid programs. More information about Molina Healthcare can be obtained at www.molinahealthcare.com.
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